Exhibit 99.1

Thomas & Betts Corporation Appoints Rufus H. Rivers to Board of Directors

MEMPHIS, Tenn.--(BUSINESS WIRE)--Thomas & Betts Corporation (NYSE: TNB) today announced the appointment of Rufus H. Rivers as a member of the company’s Board of Directors. Rivers fills a vacancy left by the retirement of Ernest H. Drew, who did not stand for re-election at the company’s 2008 Annual Meeting of Shareholders. With the addition of Rivers, the company’s Board has 10 members, including nine independent directors.

Rivers, 43, is a managing director of RLJ Equity Partners, LLC. Part of the RLJ Companies, RLJ Equity is a private investment firm focusing on middle-market companies in the media, consumer products and professional services sectors. The RLJ Companies, founded by Robert L. Johnson, founder of Black Entertainment Television, is a diverse portfolio of companies in the financial services, real estate, hospitality, professional sports, film production, automotive and gaming industries.

Prior to joining RLJ Equity, Rivers served as co-founder and managing director of Carlyle Mezzanine Partners, L.P., a private debt and equity fund associated with The Carlyle Group, one of the world’s largest investment firms. He has also held executive positions with TCW/Crescent Mezzanine LLC, Heller Financial, Inc. and the First National Bank of Chicago. He received a Bachelor of Arts degree from Morehouse College and a Masters of Business Administration from the J.L. Kellogg Graduate School of Management, Northwestern University.

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2007, Thomas & Betts reported net sales of $2.1 billion.

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com